Exhibit 99.1 Press release, dated April 29, 2009.

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: April 29, 2009 1:05 p.m. PDT

QUANTUM CORPORATION REPORTS FISCAL FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Highlights:

•	Highest full-year GAAP gross margin rate in 8 years – 37.9 percent

•	Significant year-over-year growth in disk systems and software revenue – 93 percent for quarter and 79 percent for year

•	Strong operating cash flow – $38 million for quarter and $88 million for year

SAN JOSE, Calif., April 29, 2009 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal fourth quarter (FQ4’09), ended March 31, 2009, was $168 million and that revenue for the full fiscal year 2009 (FY09) was $809 million. GAAP gross margin rates were 37.5 percent for the quarter and 37.9 percent for the year, the highest yearly rate in eight years. The company had a GAAP net loss of $10 million for FQ4’09, or four cents per share. This loss included $9 million in amortization of intangibles, $3 million in stock-based compensation charges and $2 million in restructuring costs, and the net impact of these items reduced earnings per share on a diluted basis by approximately six cents. For the full year, the GAAP net loss was $356 million, or $1.70 per share, and included a non-cash charge of $339 million in the third fiscal quarter for goodwill impairment as well as $40 million in amortization of intangibles, $11 million in stock-based compensation charges and $7 million in restructuring costs. The net impact of these items reduced FY09 earnings per share on a diluted basis by $1.89 per share.

Relative to the comparable periods for fiscal year 2008 (FQ4’08 and FY08), Quantum’s total revenue declined 27 percent for the quarter and 17 percent for the year. Although these declines were partly due to the impact of the global economic crisis in the second half of FY09, they also resulted from the company’s strategy of shifting its sales mix toward higher margin opportunities. The success

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of this strategy is reflected in the year-over-year improvement in gross margin rates: from 33.0 percent in FQ4’08 to 37.5 percent in FQ4’09 and from 32.7 percent in FY08 to 37.9 percent in FY09. On a GAAP basis, operating expenses were $67 million for the quarter, which was down from $82 million in FQ4’08, and $634 million for the year, which was up from $327 million in FY08 due largely to the $339 million goodwill impairment charge in the third quarter.

Quantum generated $38 million in cash from operations for the quarter and $88 million for the full year. This strong cash generation enabled the company to pay down $92 million of its senior debt in FY09, a 27 percent reduction from the balance outstanding at the end of FY08.

“Our March quarter results clearly reflect not only the significant challenges of the current economic environment but also the continued progress we made this past year toward transitioning the company to a storage systems business model,” said Rick Belluzzo, chairman and CEO of Quantum. “This progress can be seen in our substantial gross margin improvement, our continued year-over-year growth in disk systems and software revenue, and our strong cash generation. In addition, we took several important actions that will better position us to capitalize on our opportunities in the coming year. These include shifting more R&D investment into disk systems and software, further refining our product roadmaps to support our edge-to-core vision for data protection and management, and adjusting our go-to-market model to extend our market reach.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $112 million in FQ4’09. This represented a net decrease of $51 million over FQ4’08, reflecting expected reductions in OEM revenue as well as additional shortfalls in both OEM and branded tape revenue due principally to customers reducing their spending in response to the difficult economic environment.

Disk systems and software revenue, inclusive of related service revenue, was $24 million in the March quarter. This was up 93 percent over the comparable period in FY08, reflecting the addition of deduplication software license revenue from EMC, the addition of DXi7500 revenue, and an increase in StorNext® software sales. For the full year, Quantum’s disk systems and software revenue grew by 79 percent, inclusive of related service revenue.

During the March quarter, Quantum continued to enhance its DXi7500 platform, increasing usable disk capacity by 22 percent and incorporating new software features for multi-site, multi-tier operations, including more replication options and additional choices for direct tape creation from disk. The company also continued to see strong validation from customers regarding the benefits of its DXi™ solutions, as indicated by the results of a third-party survey. Seventy percent of respondents had reduced their disk backup requirements by at least 85 percent with the DXi7500, and 45 percent of all DXi users responding had reduced their backup window by at least half. Equally important in these times of tight budgets, nearly 60 percent had cut their backup costs by more than 10 percent, with 25 percent experiencing cost savings of more than 40 percent.

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Quantum also finished FY09 with continued momentum in the core markets where its StorNext data management software is sold, most notably Media and Entertainment. Leveraging new partnerships, the company increased StorNext’s footprint at studios, broadcasters and post-production houses as well as in High Performance Computing, Life Sciences and Genomics environments.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, April 29, 2009, at 2:00 p.m. PDT, to discuss its fiscal fourth quarter and year-end results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2054 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, April 29, 2009, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo and StorNext are trademarks of Quantum Corporation registered in the United States and other countries. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to several important actions we are taking to better position us to capitalize on our opportunities in the coming year are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, the consequences of the continued U.S. and global financial crisis and the accompanying worldwide recession, uncertainty regarding information technology spending and the corresponding uncertainty in the demand for our products and services, our ability to achieve anticipated pricing, cost and gross margin levels, the successful execution of our strategy to expand our businesses into new directions, the availability of credit on terms that are beneficial to us, particularly in light of the continuing global credit crisis and worldwide recession, and our ability to comply with NYSE continued listing requirement to the satisfaction of the NYSE. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2009 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product	$111,826	$163,103	$556,484	$714,837
Service	40,071	41,180	164,664	160,920
Royalty	16,226	24,633	87,824	99,945

Total revenue	168,123	228,916	808,972	975,702

Cost of revenue:
Product	76,012	119,314	379,595	531,937
Service	29,099	34,003	122,865	124,424
Restructuring charges related to cost of revenue	—	—	—	237

Total cost of revenue	105,111	153,317	502,460	656,598
Gross margin	63,012	75,599	306,512	319,104

Operating expenses:
Research and development	16,728	20,578	70,537	89,563
Sales and marketing	30,244	40,387	141,250	149,367
General and administrative	17,785	20,499	76,645	78,789
Restructuring charges	2,338	53	6,807	9,482
Goodwill impairment	—	—	339,000	—

	67,095	81,517	634,239	327,201

Loss from operations	(4,083)	(5,918)	(327,727)	(8,097)

Interest income and other, net	(462)	(192)	41	6,008
Interest expense	(5,700)	(9,842)	(29,261)	(58,627)

Loss before income taxes	(10,245)	(15,952)	(356,947)	(60,716)
Income tax benefit	(557)	(1,160)	(881)	(482)

Net loss	$(9,688)	$(14,792)	$(356,066)	$(60,234)

Basic and diluted net loss per share	$(0.04)	$(0.08)	$(1.70)	$(0.30)

Basic and diluted weighted average common and common equivalent shares	210,189	206,259	209,041	202,433

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Included in the above Statements of Operations:

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expense related to retiring prior debt facility	$—	$—	$—	$12,602

Accelerated depreciation on legacy IT system	—	—	—	2,179
Accelerated depreciation related to facility closures	—	—	—	132

Retention expense:
Cost of revenue	—	—	—	252
General and administrative	—	—	—	114

	—	—	—	366

Amortization of intangibles:
Cost of revenue	5,510	6,918	24,668	30,825
Research and development	100	100	400	1,032
Sales and marketing	3,393	4,131	15,035	16,754
General and administrative	25	25	100	100

	9,028	11,174	40,203	48,711

Share-based compensation:
Cost of revenue	320	407	1,419	1,929
Research and development	549	877	2,722	3,778
Sales and marketing	706	825	2,695	3,269
General and administrative	925	1,465	3,756	5,022

	2,500	3,574	10,592	13,998

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2009	March 31, 2008
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$87,305	$93,643
Accounts receivable, net	107,851	182,998
Inventories	61,237	75,995
Deferred income taxes	9,935	12,060
Other current assets	24,745	30,601

Total current assets	291,073	395,297
Long-term assets:
Property and equipment, less accumulated depreciation	28,553	39,271
Service parts for maintenance, less accumulated amortization	65,227	77,211
Purchased technology, less accumulated amortization	49,148	74,667
Other intangible assets, less accumulated amortization	60,088	75,223
Goodwill	46,770	390,776
Other long-term assets	10,708	13,280

Total long-term assets	260,494	670,428

	$551,567	$1,065,725

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$45,182	$97,965
Accrued warranty	11,152	19,862
Deferred revenue, current	84,079	73,525
Current portion of long-term debt	4,000	4,000
Accrued restructuring charges	4,681	3,834
Other accrued liabilities	66,636	82,997

Total current liabilities	215,730	282,183
Long-term liabilities:
Deferred revenue, long-term	32,082	31,152
Deferred income taxes	11,190	13,640
Long-term debt	244,000	336,000
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	6,326	14,746

Total long-term liabilities	453,598	555,538
Stockholders’ equity (deficit)	(117,761)	228,004

	$551,567	$1,065,725

*	Derived from the March 31, 2008 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(356,066)	$(60,234)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,452	25,184
Amortization **	60,784	74,713
Goodwill impairment	339,000	—
Realized gain on sale of investment	—	(2,122)
Deferred income taxes	(325)	(260)
Share-based compensation	10,592	13,998
Fixed assets written off in restructuring	—	568
Changes in assets and liabilities:
Accounts receivable	75,147	(32,908)
Inventories	6,591	(4,153)
Service parts for maintenance	1,658	1,322
Accounts payable	(52,783)	13,978
Accrued warranty	(8,710)	(10,807)
Deferred revenue	11,484	19,426
Accrued restructuring charges	847	(8,953)
Income taxes payable	1,237	(234)
Other assets and liabilities	(16,820)	(3,777)

Net cash provided by operating activities	88,088	25,741

Cash flows from investing activities:
Purchases of marketable securities	—	(65,000)
Proceeds from sale of marketable securities	—	100,000
Purchases of property and equipment	(5,423)	(21,110)
Proceeds from sale of investment	—	5,441
Return of principal from other investments	1,038	—
Proceeds from sale of subsidiary, net of cash sold	—	2,176

Net cash provided by (used in) investing activities	(4,385)	21,507

Cash flows from financing activities:
Borrowings of long-term debt	—	441,953
Repayments of long-term debt	(92,000)	(472,500)
Proceeds from issuance of common stock, net	1,959	17,016

Net cash used in financing activities	(90,041)	(13,531)

Net increase (decrease) in cash and cash equivalents	(6,338)	33,717
Cash and cash equivalents at beginning of period	93,643	59,926

Cash and cash equivalents at end of period	$87,305	$93,643

**	Amortization for the twelve months ended March 31, 2008 includes $8.1 million of our prior debt facility's capitalized debt costs.

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